U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP
    Filed Pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


(    )  Check  this  box  if  no longer subject to Section 126. Form 4 or Form 5 obligations  may  continue.
        See  Instruction  1(b).

1.   Name  and  Address  of  Reporting  Person

     UCHIDA           YOTARO
     ----------------------------------------------------
     (Last)          (First)                   (Middle)

     2-39-13 HIGASHITOKURA, KOKUBUNJI
     ----------------------------------------------------
     (Street)

      TOKYO                JAPAN
     ----------------------------------------------------
     (City)               (State)              (Zip)

2.   Issuer  Name  and  Ticker  or  Trading  Symbol

     AMANASU ENVIRONMENT CORPORATION (AMSU)
     (formerly AMANASU ENERGY CORPORATION)
     ------------------------------------------------------------------

3.   IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.   Statement  for  Month/Day/Year

     10/01/2001

5.   If  Amendment,  Date  of  Original  (Month/Day/Year)


6.   Relationship  of  Reporting  Person  to  Issuer  (Check  all  applicable)

      X       Director                               10%  Owner

            Officer  (Give  title  below)            Other  (specify  below)



TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


                                                                      3.  Ownership
                                   2. Amount of Securities                Form:  Direct        4.  Nature of
                                      Beneficially Owned                  (D) or Indirect          Indirect Beneficial
                                      (Instr. 4)                          Indirect (I)             Ownership (Instr. 5)

-------------------------------     ---------------------              --------------------    -----------------------
COMMON SHARES                            Nil
-------------------------------     ---------------------              --------------------    -----------------------

-------------------------------     ---------------------              --------------------    -----------------------





  TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                     5. Ownership
                                                                                                        Form of
                                                                                                        Derivative
                                                                                      4. Conversion     Security:
                                                                                         or Exercise    Direct (I) 6. Nature of
                        2. Date Exercisable and   3. Title and Amount of Securities      Price of       or Indirect   Beneficial
1. Title of Derivative     Expiration                Underlying Derivative Securities    Derivative     (I)           Ownership
   Security (Instr. 4)    (Month/Day/Year)           (Instr. 4)                          Security       (Instr. 5)    (Instr.5)
                        Date Exer-   Expiration    Title        Amount or Number
                        Cisable      Date                       of Shares

---------------------  -----------   -----------  ------------  ---------------------  -------------  -------------   ---------
N/A
---------------------  -----------   -----------  ------------  ---------------------  -------------  -------------   ---------

---------------------  -----------   -----------  ------------  ---------------------  -------------  -------------   ---------

---------------------  -----------   -----------  ------------  ---------------------  -------------  -------------   ---------

Explanation of Responses:



     "Yotaro Uchida"                          March 18, 2003
     ---------------------                    -------------------
     Signature  of  Reporting  Person         Date


**  Intentional  misstatements or omissions of facts constitute Federal Criminal
Violations.   See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.